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                                                                     Exhibit 1.1

                 ("CHINA EASTERN AIRLINES CORPORATION LIMITED")
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                        OVERSEAS REGULATORY ANNOUNCEMENT

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This announcement is made by China Eastern Airlines Corporation Limited in compliance with Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.
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This announcement is made by China Eastern Airlines Corporation Limited (the
"Company") in compliance with Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (which requires any issuer listed on The Stock Exchange of Hong Kong Limited whose securities are also listed on other stock exchange(s) to simultaneously inform The Stock Exchange of Hong Kong Limited of any information released to any of such other exchange(s) and to ensure that such information is released to the market in Hong Kong at the same time as it is released to the other market(s)).

As foreshadowed in the Company's 2005 interim results announcement (the "2005 Interim Results Announcement") dated 29th August, 2005, the Company and its subsidiaries (the "Group") re-introduced the fuel surcharge on its domestic routes with effect from 1st August, 2005. Based on the passenger load factor of the Group's passengers during the corresponding period last year and the historical operating figures of the relevant aviation businesses of ("CHINESE CHARACTERS") (China Eastern Air Northwest Company) and ("CHINESE CHARACTERS") (China Eastern Air Yunnan Company), the Group estimates an additional income of around RMB300 million to RMB400 million to be generated from the fuel surcharge during the period from 1st August, 2005 to 31st December, 2005.

As mentioned in the 2005 Interim Results Announcement, Renminbi was appreciated on 21st July, 2005. Based on assets and liabilities of the Group denominated in foreign currencies and the adjusted foreign exchange policy of the PRC on that day, the Group expects that it will benefit from such adjustment with a foreign exchange gain of approximately RMB 400 million.

The Group will, as and when considered appropriate, adjust its operating strategies in response to future developments in the international and domestic airline markets with a view to improving the Group's operating results and maximizing the interests of the Company and its shareholders. According to the current operating position, the Group is unable to determine the profit and loss position of the Group for the whole year of 2005.

The above information is announced as required by the Shanghai Stock Exchange under the relevant provisions of the Shanghai listing rules and regulations. SHAREHOLDERS OF THE COMPANY AND PUBLIC INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH INFORMATION, BUT SHOULD EXERCISE CAUTION WHEN DEALING IN THE COMPANY'S SHARES.




                                      By order of the board of the directors of
                                                 CHINA EASTERN AIRLINES
                                                   CORPORATION LIMITED
                                                       LUO ZHUPING
                                             Director and Company Secretary



The Company's directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
20th September, 2005

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